Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

January 20, 2026

Board of Directors

Mode Mobile, Inc.

We hereby consent to the inclusion in the Offering Circular (or other associated documents) filed under Regulation A tier 2 on Forms 1-A, 1-A POS or 1-K of our reports dated April 22, 2025, with respect to the balance sheets of Mode Mobile, Inc. as of December 31, 2024 and 2023 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2024 and 2023 and the related notes to the financial statements.

/s/ IndigoSpire CPA, PC

IndigoSpire CPA, PC
San José, CA